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                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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/ / Preliminary proxy statement

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/X/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               KEMPER CORPORATION
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                (Name of Registrant as Specified in Its Charter)
                               KEMPER CORPORATION
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

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Exchange Act Rule 0-11:1

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/X/ Filing fee of $500 was previously paid in two payments on March 24, 1994 and
March 28, 1994, the latter date when the Preliminary Proxy Statement was filed.
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                                                                          [LOGO]

DAVID B. MATHIS
Chairman and Chief Executive Officer

KEMPER CORPORATION
One Kemper Drive
Long Grove, IL 60049-0001 - 708/320-4700

                                                                  April 22, 1994

Dear Fellow Kemper Stockholder:

As you are aware, you are being asked to decide an issue of the utmost importance to your investment in Kemper Corporation. I believe that one factor should be compelling: you will want to ensure that you reap the rewards of Kemper's restructuring -- not General Electric. That is what your management and Board of Directors want, too. Before you cast your vote, I would like to share some of my personal thoughts on this matter with you.

My entire working life has been dedicated to the Kemper organization, some 34 years, so far. In various executive roles, my responsibilities have been to promote growth and effect productive change -- often difficult assignments that have involved tough choices. I have been fortunate in their success.

When I became CEO of Kemper two years ago, it quickly became clear that we had to refocus the Company around certain core businesses. In particular, the mix of businesses we had then, and the volatility of certain of them, were adversely affecting our stock price. We concluded that the property-casualty, reinsurance and risk management businesses would have to go, even though they were the operations in which I essentially had grown up. That might appear to have been a hard decision, but it really was not. It was the right thing to do for you, Kemper's stockholders. Therefore, it was the right thing for us, as well.

The market responded well to the refocus and to the improved earnings your management team has generated. Over the 15 months from our first announced intent to exit operations unrelated to our core businesses until February 2, 1994, when we announced fourth-quarter 1993 earnings, Kemper's stock price nearly doubled, from 22 1/8 to 41 5/8.

This new management team is wholly committed to continue to deliver greater value to Kemper stockholders. We believe that we will be as successful in meeting our future objectives as we have been with those already attained. We anticipate substantial earnings growth as we move forward through these next few years. For example, Kemper expects to report primary operating earnings per share from continuing operations in excess of $.80 for the first quarter of 1994, compared with $.17 for the first quarter of 1993. We want that growth to benefit you, not GE's shareholders.
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Some stockholders have asked why we don't at least talk to GE and show them our real estate portfolio, so they can raise their bid as they indicated they might. Remember, GE has never said that they WOULD raise their bid, just that they MIGHT.

Let me draw an analogy. Suppose you had a classic car that you were almost finished refurbishing, inside and out, and had no interest in selling. Someone walks up, unsolicited, and proposes to buy the car at a low-ball price. When you reject his proposal, he says, "Well, let me drive your car and maybe I'll raise my price." Would you let him? Of course not. You would have to think that he was simply looking for something, anything, that he could use to try to claim that the car wasn't worth even what he had offered initially. You would probably feel that this guy was a waste of time, and get on with the completion of your refurbishing. On the other hand, if the fellow had offered -- even on an unsolicited basis -- a truly premium price that reflected the refurbishing that had been done and the car's full potential, your thinking about whether or not your car was for sale could change.

We have worked very hard to earn credibility with our stockholders, and to gain your trust. WE WOULD NEVER SAY OR DO ANYTHING THAT WOULD ERODE THAT TRUST.

WE WOULD NEVER ask you to resist a sale that we believed to be beneficial to all Kemper stockholders.

WE WOULD NEVER seek to entrench ourselves in our positions at your expense. This management knowingly removed the comfort provided by a friendly controlling stockholder when we effected the sale of our reinsurance and risk management operations. Why did we do that? Because we knew that the sale would work to the benefit all Kemper stockholders.

WE WOULD, however, ask you to consider who truly does have the interests of Kemper stockholders at heart. Who is more credible? Is it GE whose interests lie with GE shareholders? Or is it your management and the Board, who have stated our clear belief that A SALE OF THE COMPANY AT THIS TIME AND AT THIS PRICE IS NOT IN YOUR INTEREST.

WE WOULD also ask you to vote for our slate of director-nominees. In direct contrast to the opposition's slate, each Kemper director has participated actively in your Company's restructuring, and has demonstrated capabilities and loyalty of proven value to Kemper and our stockholders.

And WE WOULD urge you to sign, date and return your WHITE proxy card today.

We will continue to serve you and your interests with honor and energy -- and growing success. We will continue to perform in a manner that will reward your loyalty as well as your economic interests.

Thank you in advance for your support.

Sincerely,
[Signature]